(d)(16)(i)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

May 1, 2013

Christopher Kurtz

Vice President, Finance

ING Investment Management Co. LLC

One Orange Way, C1-N

Windsor, CT  06095

Dear Mr. Kurtz:

Pursuant to the Sub-Advisory Agreement, dated June 7, 2011, between Directed Services LLC and ING Investment Management Co., now known as ING Investment Management Co. LLC, as amended (the “Agreement”), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING Solution Aggressive Portfolio (the “Portfolio”), a newly established series of ING Partners, Inc., effective on May 1, 2013, upon all of the terms and conditions set forth in the Agreement and subject to shareholder approval of the Agreement.  Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolio to the Amended Schedule A of the Agreement.  The Amended Schedule A, with the annual sub-advisory fees indicated for the Portfolio, is attached hereto.

Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the Portfolio by signing below where indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

ACCEPTED AND AGREED TO:
ING Investment Management Co. LLC

By:	/s/ Christopher Kurtz
Name:	Christopher Kurtz
Title:	VP Finance, Duly Authorized

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

DIRECTED SERVICES LLC

and

ING INVESTMENT MANAGEMENT CO. LLC

Series	Annual Sub-Adviser Fee
(as a percentage of average daily net assets allocated to the Sub-Adviser)

ING Global Bond Portfolio (formerly, ING Oppenheimer Global Strategic Income Portfolio)	0.225% on the first $4 billion in assets; 0.21375% on the next $1 billion in assets; 0.2025% on the next $1 billion in assets; 0.1935% thereafter.

ING Growth and Income Core Portfolio (formerly, ING Thornburg Value Portfolio)	0.35% on all assets

ING Solution Aggressive Portfolio	Direct Investments(1) 0.135% on all assets Underlying Funds(2) 0.045% on all assets

(1)	“Direct Investments” shall mean assets which are not Underlying Funds.
(2)

“Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the ING fund complex. The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was in effect on March 23, 2013.